Exhibit 99.01


                                  PRESS RELEASE



CONTACTS:

Karen Chrosniak, Director of Investor Relations

Dean Marshall, Director of Finance, or

Jim Brown, Vice President, Finance

(877) 496-6704




Adelphia Announces the Closing of Purchase Agreements with Rigas Family



COUDERSPORT, Pa., October 23, 2001 -- Adelphia Communications Corporation (NASDAQ: ADLAC) announced that it has closed on two previously announced agreements with the family of John Rigas for the purchase of common stock and 6% convertible subordinated notes. Under these agreements, the Rigas family has purchased approximately 5.8 million shares of Class B common stock at a purchase price of $42.96 per share and approximately $167.4 million aggregate principal amount of 6% convertible subordinated notes due 2006.

Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth largest cable television company in the country.

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, acquisitions and divestitures, risks associated with the Company's growth and financings, the availability and cost of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, the Company's ability to execute on its business plans and to construct, expand and upgrade its cable systems, fiber optic networks and related facilities, risks associated with reliance on the performance and financial condition of vendors and customers, technological developments and changes in the competitive environment in which the Company operates. Additional information regarding factors that may affect the business and financial results of Adelphia can be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2000, as amended by its Form 10-K/A, and its most recently filed Form 10-Q, as well as in the prospectus and most recent prospectus supplement filed under Registration Statement No. 333-64224, under the section entitled "Risk Factors" contained therein. The Company does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.